1801 S. Bell
Arlington, Virginia

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (“Agreement”) is made as of February 13, 2006 (“Contract Date”), between (i) BNA Washington Inc., a Delaware corporation (“Purchaser”), and (ii) CESC Mall Land L.L.C., a Delaware limited liability company (“Fee Owner”) and CESC Mall L.L.C., a Virginia limited liability company (“Leasehold Owner,” and collectively with Fee Owner, “Seller”).

ARTICLE 1. INTERPRETATION

1.1 Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings indicated:

1.1.1 Access Agreement: the Access Agreement dated as of June 16, 2005, executed by Purchaser in connection with the Property.

1.1.2 Accounting Firm: as defined in Section 10.12.

1.1.3 Action: any action, suit, arbitration, governmental investigation or other legal proceeding.

1.1.4 Apportionment Time: 12:01 a.m. local time at the Property.

1.1.5 BNA: The Bureau of National Affairs, Inc., a Delaware corporation.

1.1.6 BNA Lot: a portion of the Office Parcel comprising a three-dimensional subdivided lot substantially as depicted in the subdivision plat attached as Schedule 1.1.6, as subdivided pursuant to Section 5.3.

1.1.7 Closing: the consummation of the purchase and sale of the Property as contemplated by this Agreement.

1.1.8 Closing Date: the date on which the Closing occurs.

1.1.9 Code: the Internal Revenue Code of 1986, as amended.

1.1.10 Confidentiality Agreement: the Confidentiality Agreement dated as of June 16, 2005, executed by Purchaser in connection with the Property.

1.1.11 Contract: any contract for services, maintenance and supplies, equipment leases, and any other contract or agreement relating to the management, use, maintenance, operation, provisioning or equipping of the Property, and all amendments thereto, excluding the Work Agreement and the Renovation Contracts, and also excluding the Excluded Property.

1.1.12 Contract Date: as defined in the Preamble.

1.1.13 Crystal Mall: collectively, the Office Parcel and the Hotel Parcel, together with all improvements located thereon as described in Arlington County Site Plan No. 56, commonly known as the “Crystal Mall” complex and including the Crystal City Marriott Hotel and the office buildings currently having the following addresses: 1800, 1801, 1851 and 1901 South Bell Street, Arlington, Virginia, and any replacements of such buildings and improvements.

1.1.14 Damages: out of pocket damages, liabilities, losses, claims, costs and expenses (including reasonable attorneys’ fees and expenses).

1.1.15 Deposit: as defined in Section 2.2.

1.1.16 District Agreement: collectively, the Agreements of Purchase and Sale dated as of the Contract Date between District Seller and District Purchaser, relating to the purchase and sale of the District Property.

1.1.17 District Property: collectively, Lots 109 and 883 in Square 24 in the District of Columbia, together with all improvements thereon.

1.1.18 District Purchaser: collectively, (i) as to Lot 109 in Square 24 in the District of Columbia and the improvements thereon, CESC 1227 LLC, a Delaware limited liability company, an affiliate of Seller, and (ii) as to Lot 883 in Square 24 in the District of Columbia and the improvements thereon, CESC 1229-1231 TRS Inc., a Delaware corporation, an affiliate of Seller.

1.1.19 District Seller: Purchaser, as seller under the District Agreement.

1.1.20 Encumbrance: any lien, mortgage, deed of trust, security interest, pledge, charge, option, encroachment, easement, covenant, lease, reservation or restriction of any kind (whether recorded, perfected, inchoate, actual or contingent) affecting title.

1.1.21 Environmental Laws: all Legal Requirements in effect as of the Contract Date relating to the protection of the environment or to human health, or regulating the manufacture, use or disposal of Hazardous Substances.

1.1.22 EPA Lease: Lease No. GS-11B-90179, dated June 30, 1989, between Leasehold Owner and the United States of America, as amended.

1.1.23 EPA Premises: the portion of the space that is leased pursuant to the EPA Lease that is located within the Improvements.

1.1.24 EPA Tenant: the United States of America, and all occupants of the EPA Premises holding through or under the United States of America.

1.1.25 EPA Vacation Date: the date on which the EPA Tenant shall completely vacate the entire EPA Premises and release possession and control thereof to Leasehold Owner.

1.1.26 Escrow Agent: Commercial Settlements, Inc., 1015 15th Street, N.W., Suite 300, Washington, D.C., Attn: David P. Nelson, as agent for the Title Company.

1.1.27 Exchange Agreement: the Exchange Agreement dated as of the Contract Date among all of the parties to this Agreement and the District Agreement, providing for the coordination of certain rights and remedies of the parties pursuant to such agreements.

1.1.28 Excluded Property: all right, title and interest of Seller in, to and under the Joint Venture Agreement by and among various joint venture parties trading under the name and style of Charles E. Smith Management Environmental Control Associates, dated October 1, 1979 and amended July 1, 1994.

1.1.29 Existing Ground Lease: the Lease dated June 30, 2000, between Fee Owner, as landlord, and Leasehold Owner, as tenant, with respect to the Office Parcel.

1.1.30 Existing Lender: The Prudential Insurance Company of America, and any successor holder of the Existing Mortgage.

1.1.31 Existing Mortgage: collectively, (i) the Amended and Restated Deed of Trust and Security Agreement B (Office - Fee) dated June 30, 2000 between Fee Owner and Existing Lender, recorded in the Land Records at Book 2500, Page 925, and (ii) the Amended and Restated Deed of Trust and Security Agreement B (Office - Leasehold) dated June 30, 2000 between Leasehold Owner, Fee Owner and Existing Lender, recorded in the Land Records at Book 2500, Page 881.

1.1.32 Existing REA: the Declaration and Grant of Easements and Covenants dated as of October 27, 1997, by Clarke Associates Limited Partnership, a Virginia limited partnership, as grantor and grantee, and consented to by Existing Lender and Marriott Hotel Services, Inc., recorded in the Land Records at Book 2857, Page 0173, as amended.

1.1.33 Fee Owner: as defined in the Preamble.

1.1.34 Force Majeure Delay: as defined in the Work Agreement.

1.1.35 G-1 Lease: as defined in Section 5.7.4.

1.1.36 G-1 Option: as defined in Section 5.7.4.

1.1.37 G-1 Premises: as defined in Section 5.7.4.

1.1.38 Garage: Levels G-2 and G-3 of the parking garage for Crystal Mall.

1.1.39 GSA: the United States of America, acting through the General Services Administration.

1.1.40 GSA Lease: Lease No. GS-11B-00206, dated February 6, 2001, between Leasehold Owner and the United States of America, as amended.

1.1.41 GSA Premises: the space that is leased pursuant to the GSA Lease, located within both the Improvements and other improvements on the Remaining Office Parcel.

1.1.42 Hazardous Substance: any pollutant, contaminant or any toxic, radioactive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos, and toxic mold, in each case as regulated under Environmental Laws.

1.1.43 Hotel Parcel: the parcel of land described on Schedule 1.1.43.

1.1.44 Improvement Expenditure: as defined in the Work Agreement.

1.1.45 Improvements: the buildings, structures, installations and other improvements, including such facilities, fixtures and appurtenances as shall constitute real property, located in or on the BNA Lot, commonly known as 1801 South Bell Street.

1.1.46 Ineligible Costs: as defined in the Work Agreement.

1.1.47 Intangible Property: collectively, (i) all assignable guarantees and warranties that relate to the Improvements or Personal Property, (ii) all assignable permits, certificates of occupancy, and other public approvals that relate to the BNA Lot or the Improvements, (iii) all plans and specifications for the Improvements, (iv) all rights and work product under construction, service, consulting, engineering, architectural and similar contracts relating to the Property, (v) books and records relating solely to ownership or operation of the Property, and (vi) keys and lock and safe combinations relating to the Property, excluding the Excluded Property.

1.1.48 Land Records: the land records of the Office of the Circuit Court of Arlington County, Virginia.

1.1.49 Leasehold Owner: as defined in the Preamble.

1.1.50 Leases: collectively, the leases described on Schedule 3.10 and any leases, licenses or other agreements for the occupancy of any portion of the BNA Lot or Improvements that are entered into in accordance with Section 5.7.

1.1.51 Legal Requirement: any federal, state, local or municipal constitution, law, statute, ordinance, rule, order or regulation.

1.1.52 Letter of Credit: as defined in Section 2.2.2.1.

1.1.53 Management Agreement: the agreement between Purchaser and Manager for the provision of property management and related services for the Property from and after Closing, in the form attached as Exhibit E.

1.1.54 Manager: Charles E. Smith Real Estate Services L.P., an affiliate of Seller.

1.1.55 Office Parcel: the parcel of land described on Schedule 1.1.55.

1.1.56 Permitted Exceptions: collectively, (i) the matters approved or deemed approved by Purchaser in accordance with Section 5.2, (ii) the lien for real estate taxes and assessments (including business improvement district assessments) not yet due and payable, and (iii) the rights of tenants under the Leases.

1.1.57 Person: a natural person or any legal or governmental entity.

1.1.58 Personal Property: all equipment, furniture, furnishings, appliances, tools, machinery, supplies and other tangible personal property owned by Fee Owner and Leasehold Owner and located at and used solely in connection with the operation of the BNA Lot and Improvements.

1.1.59 Project Costs: as defined in the Work Agreement.

1.1.60 Property: collectively, (i) a fee simple interest in the BNA Lot and the Improvements, (ii) all rights, ways, easements, privileges and appurtenances to the BNA Lot and Improvements under the Supplemental REA, and (iii) all of Seller’s right, title and interest in and to the Personal Property, the Intangible Property, the Leases and the Contracts.

1.1.61 Purchase Price: as defined in Section 2.2.

1.1.62 Purchaser: as defined in the Preamble.

1.1.63 Purchaser Indemnified Parties: as defined in Section 7.5.1.

1.1.64 Purchaser’s Designee: as defined in Section 11.1.

1.1.65 Remaining Office Parcel: the Office Parcel, less and except the BNA Lot.

1.1.66 Renovation Contract: any contract or agreement entered into by Seller or its affiliates in accordance with the Work Agreement.

1.1.67 Renovations: as defined in the Work Agreement.

1.1.68 Seller: as defined in the Preamble.

1.1.69 Seller Delay: as defined in the Work Agreement.

1.1.70 Seller Indemnified Parties: as defined in Section 7.5.2.

1.1.71 Seller’s Knowledge: the actual current knowledge of J. David Sittler and Deidre A. Schexnayder (and for any time period after any such Person ceases to be in the employ of Vornado, such Person’s replacement with respect to such Person’s responsibility with respect to the Property), without any obligation to review any files or make inquiry of any Person. No knowledge of any other Person shall be imputed to Seller.

1.1.72 Settlement Statement: as defined in Section 10.1.

1.1.73 Substantial Completion: as defined in the Work Agreement.

1.1.74 Supplemental REA: as defined in Section 5.4.1.

1.1.75 Survey: as defined in Section 5.2.2.

1.1.76 Survey Standards: as defined in Section 5.2.2.

1.1.77 Target Completion Date: July 15, 2007. Notwithstanding the foregoing, if the EPA Vacation Date shall occur after August 31, 2006, then the Target Completion Date shall be extended by one day for each day after August 31, 2006 until the EPA Vacation Date occurs.

1.1.78 Title Commitment: as defined in Section 5.2.1.

1.1.79 Title Company: Commonwealth Land Title Insurance Company, acting through Escrow Agent as its agent.

1.1.80 Transaction Documents: collectively, this Agreement, the Work Agreement, the Supplemental REA and the documents executed at Closing by Seller and/or Purchaser (or Purchaser’s Designee).

1.1.81 Vornado: Vornado Realty L.P., a Delaware limited partnership.

1.1.82 Work Agreement: the Work Agreement attached as Exhibit A providing for Seller’s coordination of the Renovations.

1.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (without reference to conflicts of laws principles).

1.3 Captions, Numbering and Headings. Captions, numbering and headings of Articles, Sections, Schedules and Exhibits in this Agreement are for convenience of reference only and shall not be considered in the interpretation of this Agreement. References in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed to be references to such Articles, Sections, Schedules and Exhibits in this Agreement unless otherwise expressly specified.

1.4 Number; Gender. Whenever required by the context, the singular shall include the plural, the neuter gender shall include the male gender and female gender, and vice versa.

1.5 Business Day. In the event that the date for performance of any obligation under this Agreement falls on other than a business day, then such obligation shall be performed on the next succeeding business day.

1.6 Severability. In the event that one or more of the provisions of this Agreement shall be held to be illegal, invalid or unenforceable, each such provision shall be deemed severable and the remaining provisions of this Agreement shall continue in full force and effect, unless this construction would operate as an undue hardship on Seller or Purchaser or would constitute a substantial deviation from the general intent of the parties as reflected in this Agreement.

1.7 No Oral Modifications or Waivers. No modification of this Agreement shall be valid or effective unless the same is in writing and signed by Seller and Purchaser. No purported waiver of any of the provisions of this Agreement shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced. Notwithstanding the foregoing, the parties agree that the time for performance of any matter to be performed pursuant to this Agreement may be modified by mutual exchange of electronic mail by the parties or their respective counsel.

1.8 Exhibits. All Schedules and Exhibits referenced in this Agreement are incorporated by this reference as if fully set forth in this Agreement, and all references to this Agreement shall be deemed to include all such Schedules and Exhibits.

1.9 Integration. This Agreement, all Schedules and Exhibits appended to this Agreement, the documents and agreements referenced in this Agreement, the Exchange Agreement, the Access Agreement, the Confidentiality Agreement and the Work Agreement contain the entire understanding between Seller and Purchaser with respect to the sale of the Property, and are intended to be a full integration of all prior or contemporaneous agreements, conditions, understandings or undertakings between Seller and Purchaser with respect thereto. There are no promises, agreements, conditions, undertakings, understandings, warranties or representations, whether oral, written, express or implied, between Seller and Purchaser with respect to the sale of the Property other than as are expressly set forth in this Agreement, the Schedules and Exhibits appended to this Agreement, the documents and agreements referenced in this Agreement, the Exchange Agreement, the Access Agreement, the Confidentiality Agreement and the Work Agreement. Without limiting the generality of the foregoing, any Memorandum of Understanding between Leasehold Owner and BNA is hereby superseded and shall be of no further force or effect.

1.10 No Construction Against Drafter. This Agreement has been negotiated and prepared by Seller and Purchaser and their respective attorneys and, should any provision of this Agreement require judicial interpretation, the court interpreting or construing such provision shall not apply the rule of construction that a document is to be construed more strictly against one party.

1.11 Including. The term “including,” and variants thereof, shall mean “including without limitation.”

ARTICLE 2. SALE OF PROPERTY

2.1 Sale and Purchase. Subject to and in accordance with the terms of this Agreement, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of the Property.

2.2 Purchase Price.

2.2.1 The purchase price (“Purchase Price”) for the sale and purchase of the Property shall be the sum of the following: (i) Seventy Four Million and 00/100ths Dollars ($74,000,000), plus (ii) the amount of the Improvement Expenditure that Seller has paid, incurred or committed prior to Closing, subject to the adjustments described in Section 7.1.3 and to the debits and credits described in Article 10.

2.2.2 The Purchase Price shall be payable as follows:

2.2.2.1. Within three (3) business days following the Contract Date, Purchaser shall deposit into escrow with Escrow Agent the sum of Two Million Dollars ($2,000,000.00) which deposit may be in the form of either immediately available funds or an irrevocable sight draft letter of credit in the form attached as Exhibit H and otherwise in form and content reasonably acceptable to Seller (“Letter of Credit”).

2.2.2.2. The Letter of Credit deposited pursuant to Section 2.2.2.1, any proceeds of a draw on such Letter of Credit pursuant to this Agreement, any immediately available funds deposited by Purchaser pursuant to Section 2.2.2.1 and any interest accrued on such proceeds or funds, shall be referred to collectively as the “Deposit.” The Deposit shall be held in accordance with Section 8.1. At Closing, the cash portion of the Deposit shall, at Purchaser’s option, either be paid to or at the direction of Seller and credited against the Purchase Price or returned to Purchaser, and any Letter of Credit not previously drawn by Escrow Agent shall be returned to Purchaser, together with a letter from Seller authorizing the termination of such Letter of Credit.

2.2.2.3. At Closing, Purchaser shall pay to or at the direction of Seller by wire transfer of immediately available funds, the balance of the Purchase Price (net of the cash portion of the Deposit), as adjusted for the debits and credits described in Article 10.

2.2.2.4. Any Letter of Credit shall be issued by a financial institution acceptable to Seller and having a long-term unsecured debt rating from Standard & Poor’s Corporation of not less than “A” (or equivalent from another nationally recognized rating agency).

2.3 Condition of Property. Purchaser acknowledges that (i) Purchaser has been given a reasonable opportunity to inspect and investigate the Property, all improvements thereon and all aspects relating thereto, including all of the physical, environmental and operational aspects of the Property, either independently or through agents and experts of Purchaser’s choosing, and (ii) Purchaser will acquire the Property based solely upon Purchaser’s own investigation and inspection of the Property and the representations, warranties and covenants of Seller expressly set forth in the Transaction Documents executed by Seller. Seller and Purchaser agree that, except as expressly provided for in this Agreement and the other Transaction Documents executed by Seller, including the Work Agreement, (i) the Property shall be sold and Purchaser shall accept possession of the Property on the Closing Date “AS IS,” “WHERE IS,” and “WITH ALL FAULTS,” and (ii) such sale shall be without representation or warranty of any kind, whether express, implied, statutory or otherwise, including any warranty of income potential, operating expenses, uses, merchantability or fitness for a particular purpose, and Seller hereby disclaims and renounces any such representation or warranty. Purchaser further acknowledges and agrees that, except as expressly provided in the Transaction Documents executed by Seller, Seller shall be under no duty to make any affirmative disclosure regarding any matter which may be known to Seller, or its officers, directors, contractors, agents or employees, and that it is relying solely upon its own inspection of the Property and not upon any representations made to it by any Person whomsoever on Seller’s behalf.

ARTICLE 3. SELLER’S REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants to Purchaser as follows:

3.1 Good Standing. Each of Fee Owner and Leasehold Owner is a limited liability company duly formed, validly existing and in good standing under the laws of the state of its organization, and qualified to transact business and in good standing under the laws of the Commonwealth of Virginia. Each of Fee Owner and Leasehold Owner has full limited liability company power and authority to execute this Agreement and to consummate the transaction contemplated by this Agreement.

3.2 Due Authorization. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite actions of Seller. Assuming the due execution and delivery of this Agreement by Purchaser, this Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

3.3 No Violations. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement will not:  (i) violate any Legal Requirement or any order of any court or governmental authority that is binding on Seller or the Property; or (ii) subject to obtaining the approvals of Existing Lender as described in this Agreement, result in a breach of or default under any contract or other agreement to which Fee Owner and/or Leasehold Owner is a party or by which the Property is bound or any provision of the organizational documents of Fee Owner or Leasehold Owner.

3.4 Bankruptcy. Neither Fee Owner nor Leasehold Owner is the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets.

3.5 Litigation. Except as set forth on Schedule 3.5, there are no Actions pending or, to Seller’s Knowledge, threatened against Fee Owner or Leasehold Owner or relating to the ownership, operation, development, use or occupancy of the Property, before any court or governmental authority, which if adversely determined would affect Seller’s ability to enter into or perform this Agreement or would materially adversely affect the ownership or operation of, or title to, the Property.

3.6 Violations of Law. Neither Fee Owner nor Leasehold Owner has received written notice from any governmental authority alleging a violation of any Legal Requirement affecting the Property that has not been corrected. Seller shall have the right to update the representation set forth in this Section 3.6 to reflect any such written notice that is received by Fee Owner or Leasehold Owner after the Contract Date.

3.7 Condemnation. There are no pending condemnation actions with respect to the Property, and to Seller’s Knowledge there are no threatened or contemplated condemnation actions with respect to the Property. Seller shall have the right to update the representation set forth in this Section 3.7 to reflect (i) any condemnation that becomes pending after the Contract Date, or (ii) any threatened or contemplated condemnation that first becomes known to Seller after the Contract Date, in which event the provisions of Article 9 shall control.

3.8 Environmental Matters. Except as provided in the reports listed on Schedule 3.8, to Seller’s Knowledge, other than (i) Hazardous Substances used in the ordinary course of maintaining and cleaning the Property in commercially reasonable amounts, and (ii) Hazardous Substances used as fuels, lubricants or otherwise in connection with vehicles, machinery and equipment located at the Property in commercially reasonable amounts, no Hazardous Substances are present on or in the Property. Except as provided in the reports listed on Schedule 3.8, to Seller’s Knowledge, the Hazardous Substances described in the foregoing clauses (i) and (ii) are being used and disposed of in compliance with all applicable Environmental Laws.

3.9 Contracts. There are no Contracts that will affect the Property as of the Closing Date, except (i) Permitted Exceptions, and (ii) as otherwise permitted under this Agreement including Section 5.8.

3.10 Leases. There are no leases, licenses or other agreements permitting the possession or occupancy of all or any portion of the BNA Lot or Improvements other than those identified on Schedule 3.10. Seller has provided to Purchaser a correct and complete copy of each Lease. To Seller’s Knowledge, the Leases are in full force and effect. Seller shall have the right to update the representation set forth in this Section 3.10 to reflect Leases executed, terminated or modified after the Contract Date in accordance with this Agreement.

3.11 Foreign Person. Neither Fee Owner nor Leasehold Owner is a “foreign person” as defined in Section 1445 of the Code.

ARTICLE 4. PURCHASER’S REPRESENTATIONS AND WARRANTIES

Purchaser hereby represents and warrants to Seller as follows:

4.1 Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to conduct the business in which it is now engaged. Purchaser is duly qualified to do business and in good standing under the laws of the Commonwealth of Virginia, or will be so qualified and in good standing as of the Closing Date.

4.2 Due Authorization. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite actions of Purchaser. Assuming the due execution and delivery of this Agreement by Seller, this Agreement constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

4.3 No Violations. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated by this Agreement will not:  (i) violate any Legal Requirement or any order of any court or governmental authority that is binding on Purchaser; or (ii) result in a breach of or default under (A) any contract or other agreement to which Purchaser is a party or (B) any provision of the organizational documents of Purchaser.

4.4 Bankruptcy. Purchaser is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets.

4.5 Litigation. There are no Actions pending or, to Purchaser’s knowledge, threatened against Purchaser before any court or governmental authority, an adverse determination of which would materially adversely affect (i) the financial condition of Purchaser, or (ii) Purchaser’s ability to enter into or perform this Agreement.

4.6 Terrorist Organizations Lists. Purchaser is not acting, directly or indirectly, for or on behalf of any Person named by the United States Treasury Department as a Specifically Designated National and Blocked Person, or for or on behalf of any Person designated in Executive Order 13224 as a Person who commits, threatens to commit, or supports terrorism. Purchaser is not engaged in the transaction contemplated by this Agreement directly or indirectly on behalf of, or facilitating such transaction directly or indirectly on behalf of, any such Person.

ARTICLE 5. ACTIONS PENDING CLOSING

5.1 Due Diligence.

5.1.1 Purchaser acknowledges that Purchaser has completed such inspections and investigations of the Property as Purchaser deems desirable to evaluate the financial and physical condition of the Property and such other matters that Purchaser may deem relevant and hereby waives any further due diligence period.

5.1.2 Prior to Closing, Purchaser and Purchaser’s agents and contractors shall have the right to enter upon the Property during regular business hours and upon reasonable prior notice to Seller. Purchaser and Purchaser’s agents and contractors may at Seller’s option be accompanied by a representative of Seller during any such entry upon the Property. Purchaser agrees that all inspections of the Property shall be subject to the rights or security requirements of tenants under Leases, and shall be conducted in a manner not unreasonably disruptive to tenants, guests or invitees at the Property or otherwise to the operation or renovation of the Property. Purchaser shall have the right to interview the tenant under any Lease, provided, however, that Purchaser shall first obtain the prior written consent of Seller, and at Seller’s option a representative of Seller shall participate in any such interviews. Prior to entry onto the Property, Purchaser shall provide Seller with a certificate of insurance evidencing that Purchaser maintains a commercial general liability policy that names Fee Owner, Leasehold Owner and Manager as additional insureds, in such amounts and from such insurers as Seller shall approve, such approval not to be unreasonably withheld. Purchaser shall (i) restore the Property, at its own expense, to substantially the same condition which existed prior to any inspections or other activities of Purchaser thereon; and (ii) be responsible for and pay any and all liens by contractors, subcontractors, materialmen, or laborers performing the inspections or any other work for Purchaser, its agents or contractors on or related to the Property. Purchaser agrees to and hereby does indemnify, defend and hold harmless Fee Owner, Leasehold Owner, Manager and their respective affiliates, members, partners, shareholders, officers, directors, employees, agents, representatives, licensees, and the successors of any of the foregoing, harmless from and against any and all damages including mechanic’s and materialmen’s liens, caused by the entry by Purchaser and/or any of Purchaser’s agents or contractors onto the Property pursuant to this Section 5.1.2, provided that Purchaser shall not be so liable for the mere discovery by Purchaser or its agents or contractors of any existing condition at the Property. Purchaser’s obligations pursuant to this Section 5.1 shall survive the Closing (without limitation as to time) or earlier termination of this Agreement.

5.1.3 Seller has made available to Purchaser for inspection and copying or delivered to Purchaser such documents, materials and information concerning the Property as Seller may have in its possession or under its control, excluding only (i) materials that Seller shall have obtained or developed in connection with the potential sale of the Property, (ii) materials that are subject to attorney-client privilege, (iii) internal communications, and (iv) internal projections, forecasts, valuations, budgets and analyses.

            5.1.4  Purchaser shall, at no cost to Seller (but without representation or warranty of any kind), furnish to Seller copies of any third-party reports received by Purchaser relating to any inspections of the Property conducted on Purchaser's behalf (excluding, however, any such reports by Purchaser's Broker).  Upon any termination of this Agreement (other than a termination resulting from a default by Seller), Purchaser shall (i) assign all of its right, title and interest in any such third party reports to Seller (without representation or warranty of any kind) and (ii) return all documents, materials and information ( and all copies thereof) concerning the Property that Seller has provided to Purchaser.  Purchaser's obligation in this Section 5.1.4 shall survive the terminiation of this Agreement.

5.2 Title and Survey.

5.2.1 Purchaser acknowledges receipt from Title Company, prior to the Contract Date, of the commitment for an ALTA Owner’s Policy of Title Insurance attached as Schedule 5.2.1 (“Title Commitment”) for the BNA Lot, accompanied by a copy of all documents referred to in the Title Commitment.

5.2.2 Purchaser acknowledges receipt from Seller, prior to the Contract Date, of a survey of Crystal Mall, including the Property, by DeLashmutt Associates Ltd., dated June 23, 2005 and revised October 27, 2005 (“Survey”) prepared in accordance with the Minimum Standard Detail Requirements and Classifications for ALTA/ACSM Land Title Surveys published in 1999 (“Survey Standards”).

5.2.3 All Encumbrances as of the effective date of the Title Commitment (excluding Encumbrances shown on Schedule B, Section 1, of the Title Commitment), all items shown on the Survey, all items shown on the subdivision plat attached hereto as Schedule 1.1.6 (as such plat may be amended or revised as permitted under this Agreement), and the Supplemental REA shall be deemed to have been approved by Purchaser and shall be Permitted Exceptions for all purposes under this Agreement.

5.2.4 Seller shall cure at or before the Closing all Encumbrances other than the Permitted Exceptions (subject, in the case of any mechanics’ lien or materialmen’s lien arising from the Renovations, to Purchaser’s compliance with the Work Agreement). Seller may use a portion of the Purchase Price to effect such cure at Closing and title insurance that affirmatively insures over any such matter shall constitute cure of such matter.

5.3 Subdivision of Office Parcel. Promptly following the Contract Date, Seller, at its sole cost and expense, shall apply for, and shall thereafter diligently pursue, the subdivision (“Subdivision”) of the Office Parcel to establish the BNA Lot as a separate legal lot under the subdivision ordinances of Arlington County, Virginia. The subdivision plat shall be in the form attached as Schedule 1.1.6. Any material deviations from Schedule 1.1.6 shall be subject to Purchaser’s prior written approval not to be unreasonably withheld. Seller shall pay all costs of the Subdivision, including the cost of any impact fees, proffers and development conditions imposed by Governmental Authorities as a condition to the approval of the Subdivision. Seller shall keep Purchaser regularly informed of the status of the Subdivision, and shall promptly respond to Purchaser’s inquiries regarding the status of the same.

5.4 Supplemental REA.

5.4.1 Prior to March 28, 2006, Purchaser and Seller, each acting reasonably and in good faith, shall negotiate the form of a declaration of reciprocal covenants, easements and restrictions (“Supplemental REA”) to govern the BNA Lot and Improvements, on the one hand, and the Remaining Office Parcel and the improvements thereon, on the other hand. The Supplemental REA shall include (i) the matters described on Exhibit G, (ii) such other matters as may be normal and customary for reciprocal covenants, easements and restrictions, and (iii) such other matters as either Purchaser or Seller may reasonably request to ensure that the BNA Lot and Improvements, on the one hand, and the Remaining Office Parcel and the improvements thereon, on the other hand, may be separately owned, operated, leased, financed and sold.

5.4.2 Seller shall use commercially reasonable efforts to cause Existing Lender to approve the Supplemental REA and to subordinate the Existing Mortgage to the Supplemental REA concurrently with the recordation thereof. If by the later of (a) the date that is sixty (60) days after approval by Seller and Purchaser of the final form of the Supplemental REA, and (b) the date that is thirty (30) days after approval of the Subdivision by Arlington County (such later date, the “REA Approval Date”), Existing Lender shall not have (i) approved the Supplemental REA and (ii) agreed to subordinate the Existing Mortgage to the Supplemental REA upon the recording thereof, then Purchaser shall thereafter have the right to terminate this Agreement by written notice to Seller given any time before Existing Lender has approved the Supplemental REA and agreed to subordinate the Existing Mortgage to the Supplemental REA upon the recording thereof. If by the date that is sixty (60) days after the REA Approval Date, Existing Lender shall not have provided such approval and agreement, then Seller shall thereafter have the right to terminate this Agreement by written notice to Purchaser given at any time before Existing Lender has approved the Supplemental REA and agreed to subordinate the Existing Mortgage to the Supplemental REA upon the recordation thereof. Upon any such termination, Escrow Agent shall return the Deposit to Purchaser and neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement other than those that expressly survive termination of this Agreement. Seller shall keep Purchaser regularly informed of the status of Existing Lender’s approval of the Supplemental REA, and shall promptly respond to Purchaser’s inquiries regarding the status of the same.

5.4.3 The Supplemental REA shall be recorded in the Land Records immediately following the recordation of the Subdivision. The cost of such recordation shall be shared equally by Seller and Purchaser. At Closing, Purchaser shall succeed to the rights and obligations of the owner of the BNA Lot and Improvements as set forth in the Supplemental REA.

5.5 Renovation of Improvements; Vacation of EPA Premises. Seller and Purchaser shall perform their respective obligations under the Work Agreement. Seller shall use commercially reasonable efforts to cause the EPA Tenant to completely vacate the entire EPA Premises and release possession and control to Leasehold Owner in accordance with the EPA Lease, and in all events by August 31, 2006, including taking such actions as filing an official claim with the appropriate contracting officer. If the EPA Tenant shall not have completely vacated the entire EPA Premises and released possession and control to Leasehold Owner by February 28, 2007, then Purchaser shall thereafter have the right to terminate this Agreement by written notice to Seller given any time before the EPA Tenant shall have relinquished possession of the EPA Premises to Leasehold Owner. If the EPA Tenant shall not have completely vacated the entire EPA Premises and released possession and control to Leasehold Owner by June 30, 2007, then Seller shall thereafter have the right to terminate this Agreement by written notice to Purchaser given any time before the EPA Tenant shall have relinquished possession of the EPA Premises to Leasehold Owner. Upon any such termination, Escrow Agent shall return the Deposit to Purchaser and neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement other than those that expressly survive termination of this Agreement. Seller shall keep Purchaser regularly informed of the status of Seller’s efforts to cause the EPA Tenant to relinquish possession of the EPA Premises, and shall promptly respond to Purchaser’s inquiries regarding the status of the same.

5.6 Operation of Property. Prior to Closing, except as otherwise expressly provided in this Agreement and the Work Agreement:

5.6.1 Seller shall continue to operate the Property in the ordinary course of business consistent with the practices and procedures in effect as of the Contract Date.

5.6.2 Seller shall maintain and repair the Improvements substantially in their present condition, except for reasonable wear and tear and damage by casualty or condemnation.

5.6.3 Seller shall not remove any Personal Property, except as may be required for repair or replacement in the ordinary course of business, and replacement shall be of approximately equal quality and quantity as the removed item of Personal Property.

5.6.4 Seller shall maintain, at its cost, standard premises operations liability coverage, and shall add Purchaser as an additional insured promptly after the Contract Date. Notwithstanding the foregoing, the incremental increase in premiums paid by Seller attributable only to the Builder’s Risk portion of such coverage, if any, as a direct result of the Renovations shall constitute a Project Cost for purposes of the Work Agreement and shall be paid in the same manner as other Project Costs described therein.

5.7 Leases.

5.7.1 Prior to Closing, except as otherwise set forth in this Agreement, Seller shall not (i) enter into any new lease, license or other agreement for the occupancy of the Improvements, or (ii) modify any Lease in a manner that would be binding on Purchaser from and after Closing, without the prior written approval of Purchaser in each instance, such approval to be granted or withheld in Purchaser’s sole discretion. Purchaser’s approval shall not be required with respect to (a) any modification of any Lease that is required under the terms of such Lease, or (b) the renewal of the GSA Lease pursuant to the terms thereof, or (c) the amendment described in Section 5.7.2, but Seller shall deliver to Purchaser written notice thereof within five (5) days of Seller’s receipt of the same. Prior to Closing, Seller shall perform its obligations under each Lease, and shall endeavor to promptly collect all rents due under the Leases in accordance with Seller’s usual practices.

5.7.2 Seller and Purchaser acknowledge that only a portion of the GSA Premises is located in the Improvements, and that the balance of the GSA Premises is located in the improvements on the Remaining Office Parcel. Seller shall use commercially reasonable efforts to cause GSA to amend the GSA Lease, as soon as practicable, to delete from the description therein of the GSA Premises such portions thereof as are located on the first floor and Level G-1. If GSA does not agree to such amendment of the GSA Lease prior to Closing, then Purchaser and Seller, each acting reasonably and in good faith, shall mutually determine a strategy to separate the benefits and burdens of the GSA Lease between the portions of the GSA Premises that are and are not part of the Improvements.

5.7.3 Prior to the Contract Date, Seller has obtained from the GSA and delivered to Purchaser: (i) a Statement of Lease in a form consistent with the minimum requirements of the Federal Acquisition Regulations (“FAR”), and (ii) a Novation Acceptance Letter in a form reasonably requested by Purchaser, confirming that Purchaser will be acceptable to GSA as landlord under the GSA Lease on the terms and conditions set forth in this Agreement. Prior to Closing, Seller shall use commercially reasonable efforts to obtain from GSA an updated Statement of Lease (“Updated Statement of Lease”) in a form reasonably requested by Purchaser or in a form consistent with the minimum requirements of the FAR, dated no earlier than the date that is thirty (30) days prior to the scheduled date for Closing. At Closing, Seller and Purchaser shall cause to be delivered to GSA original counterparts of a novation agreement in substantially the form attached to the Novation Acceptance Letter (“Novation Agreement”), duly executed by Seller and Purchaser, together with all supporting documentation known by the parties to be required by GSA in connection with its execution of the Novation Agreement. After Closing, Seller and Purchaser shall use commercially reasonable efforts to obtain from GSA the fully executed Novation Agreement and deliver all additional supporting documentation (if any) required by GSA for execution of the Novation Agreement.

5.7.4 Purchaser shall have the option (“G-1 Option”) to lease from Leasehold Owner that portion of the Level G-1 improvements located on the Remaining Office Parcel as is shown on Schedule 5.7.4 (“G-1 Premises”). Purchaser shall exercise the G-1 Option by written notice to Leasehold Owner given on or before February 28, 2006. If Purchaser shall exercise the G-1 Option by such date, then at Closing, Leasehold Owner, as landlord, and Purchaser, as tenant, shall execute a lease (“G-1 Lease”) of the G-1 Premises. The G-1 Lease shall (i) provide for an initial “full service” rental of $23/square foot, with a 2.5% annual escalation and a base year for operating expenses and taxes of the first lease year, (ii) provide for a $25/square foot tenant allowance over the “as is” condition of the G-1 Premises on the Contract Date, (iii) provide for a term commencing on the Closing Date and expiring on the fifth (5th) anniversary of the Closing Date, (iv) provide that upon expiration of the term thereof, the costs of separating the portions of the G-1 Premises located in the Improvements and the Remaining Office Parcel, respectively, shall be borne by Seller and Purchaser as set forth in Section 5(e) of the Work Agreement, and (v) otherwise be in substantially the same form as Manager’s standard form of office lease, with such changes thereto as Leasehold Owner and Purchaser, each acting reasonably and in good faith, shall mutually agree upon.

5.7.5 From time to time prior to Closing, Seller may be required or requested to provide additional services under the GSA Lease, and Seller may need to enter into Contracts with third parties for the procurement of such services. Any such Contracts shall be subject to Purchaser’s approval, such approval not to be unreasonably withheld or delayed. It is understood and agreed that Purchaser may refuse to approve such proposed Contracts unless GSA pays the cost thereof or otherwise compensates the landlord under the GSA Lease therefor.

5.8 Contracts. Prior to Closing, Seller shall terminate all Contracts affecting or relating to the Property, other than (i) Contracts that constitute Permitted Exceptions, (ii) Contracts that are entered into by Manager in accordance with the Management Agreement, (iii) Contracts that are entered into in accordance with the Supplemental REA, and (iv) such Contracts as may be required by the occupant of the GSA Premises in connection with its use and occupancy thereof.

5.9 Termination of Ground Lease. At or prior to Closing, Fee Owner and Leasehold Owner shall terminate the Existing Ground Lease to the extent that it affects the BNA Lot, such that the transfer of the BNA Lot and Improvements to Purchaser pursuant to this Agreement is free and clear of any leasehold interest of Leasehold Owner.

5.10 Title. Except as expressly permitted or required under this Agreement, prior to Closing, Seller shall not cause or voluntarily permit any change in title to the Property or any Encumbrance against title to the Property.

5.11 Existing Mortgage. Seller shall use commercially reasonable efforts to cause Existing Lender to release the BNA Lot from the lien of the Existing Mortgage at or prior to Closing, at Seller’s sole cost and expense, including the payment of all fees and costs imposed by Existing Lender in connection with such release. If by the date that is ninety (90) days after the Contract Date, Existing Lender shall not have agreed in writing to release the BNA Lot from the lien of the Existing Mortgage, then Purchaser shall thereafter have the right to terminate this Agreement by written notice to Seller given any time before Existing Lender has agreed to release the BNA Lot from such lien. If by the date that is 120 days after the Contract Date, Existing Lender shall not have agreed in writing to release the BNA Lot from the lien of the Existing Mortgage, then Seller shall thereafter have the right to terminate this Agreement by written notice to Purchaser given any time before Existing Lender has agreed to release the BNA Lot from such lien. Upon any such termination, Escrow Agent shall return the Deposit to Purchaser and neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement other than those that expressly survive termination of this Agreement. Seller shall keep Purchaser regularly informed of the status of Existing Lender’s agreement to release the BNA Lot from the lien of the Existing Mortgage, and shall promptly respond to Purchaser’s inquiries regarding the status of the same.

5.12 Updates to Representations. Prior to Closing, Seller and Purchaser shall each promptly notify the other in writing if it becomes aware of any fact or condition that is inconsistent with any of Seller’s representations or warranties under this Agreement. Such representations and warranties shall automatically be deemed modified to reflect all information actually known to Purchaser prior to the Contract Date, including information contained in all third-party due diligence reports prepared at the direction of Purchaser or Purchaser’s Broker.

5.13 Satisfaction of Conditions. Prior to Closing, Seller and Purchaser shall each use good faith, commercially reasonable efforts to satisfy the conditions to Closing set forth in Article 6.

5.14 District Agreement: Seller shall cause District Purchaser to perform the obligations of District Purchaser under the District Agreement. Purchaser shall perform the obligations of District Seller under the District Agreement.

5.15 Incentives.

5.15.1 The parties acknowledge that Arlington County has agreed to provide certain incentives to Purchaser in connection with Purchaser’s relocation to Arlington County including a to-be-agreed-upon reduction in the assessed value of the BNA Lot and Improvements (the “Assessment Reduction”) for a period of ten (10) years (“Assessment Reduction Period”). In connection with certain determinations that must be made for the Assessment Reduction, Seller shall, promptly upon request of Purchaser, cooperate with Purchaser in such manner as Purchaser may reasonably request, including:

5.15.1.1. Executing a written request, prepared by Purchaser, with Arlington County (pursuant to standard tax assessment appeal procedures and timelines established in Arlington County) seeking a formal administrative review of the 2006 tax assessment attributable to the BNA Lot and Improvements (and if necessary, a Board of Equalization Appeal) and providing documentation of the anticipated vacation of the EPA Premises by EPA Tenant during 2006 and the anticipated demolition of portions of the existing improvements.

5.15.1.2. Prior to the commencement of the Renovations, executing a written application, prepared by Purchaser, with Arlington County pursuant to Section 20-23 of the Arlington County Code for exemption under Article 20 of the revised and amended Arlington County Code, and coordinating a site inspection with the Arlington County Department of Real Estate Assessments.

5.15.1.3. At the completion of the Renovations, notifying the Arlington County Department of Real Estate Assessments and coordinating a site inspection for the establishment of the ceiling of the Assessment Reduction.

5.15.2 Purchaser shall prepare all requests, applications and materials described in Sections 5.15.1.1 through 5.15.1.3. Seller and Purchaser shall keep each other regularly informed of the status of discussions with Arlington County relating to the 2006 assessment for the BNA Lot and Improvements and all their activities relating to the Assessment Reduction. Seller and Purchaser shall work together in good faith to ensure that the consequences of the vacation of the EPA Premises are reflected in the 2006 assessment for the BNA Lot and Improvements only (through subdivision or proportionate allocation, as appropriate). Purchaser shall pay any incremental third-party costs incurred by Seller in connection with any activities relating to the Assessment Reduction other than costs that would otherwise have been incurred by Seller in connection with normal and customary actions to seek review and reduction of the proposed 2006 tax assessment applicable to the BNA Lot and Improvements.

ARTICLE 6. CONDITIONS TO CLOSING

6.1 Purchaser’s Conditions to Closing. The obligation of Purchaser to consummate the Closing shall be subject to the satisfaction of each of the following conditions, any or all of which may be waived in whole or in part by Purchaser:

6.1.1 Each of Seller’s representations and warranties set forth in this Agreement (as modified by all modifications and updates expressly permitted by Article 3 or the second sentence of Section 5.12) shall be correct in all material respects as of the Closing Date.

6.1.2 Seller shall have performed all of its material obligations under this Agreement required at or prior to Closing.

6.1.3 The Title Company shall be prepared to issue to Purchaser, immediately upon consummation of Closing, an Owner’s Policy of Title Insurance consistent with the Title Commitment, at standard rates and in an amount equal to the sum of (i) the Purchase Price and (ii) the adjustments to the Purchase Price pursuant to Section 10.10.

6.1.4 Unless the District Agreement has been terminated as a result of a default by District Seller thereunder, Closing shall have occurred, or shall concurrently be occurring, under the District Agreement.

6.2 Failure of Purchaser’s Condition. In the event of the failure of any condition set forth in Section 6.1.1 through 6.1.4, Purchaser, at its sole election, may (i) terminate this Agreement and (subject to the last sentence of this Section 6.2) receive a return of the Deposit, (ii) waive the condition and proceed to Closing, or (iii) extend the date for Closing for such additional period of time (not to exceed one hundred twenty (120) days in the aggregate for all such extensions) as may be reasonably required to allow such condition to be satisfied. Nothing set forth in this Section 6.2 shall affect Purchaser’s rights or remedies under Section 8.3 with respect to any breach of this Agreement or the Work Agreement by Seller.

6.3 Seller’s Conditions to Closing. The obligation of Seller to consummate the Closing shall be subject to the satisfaction of each of the following conditions, any or all of which may be waived in whole or in part by Seller:

6.3.1 Each of Purchaser’s representations and warranties set forth in this Agreement shall be correct in all material respects as of the Closing Date.

6.3.2 Each of Purchaser’s representations and warranties set forth in this Agreement shall be correct in all material respects as if made by Purchaser’s Designee (if any) as of the Closing Date.

6.3.3 Purchaser shall have performed all of its material obligations under this Agreement required at or prior to Closing.

6.3.4 Unless the District Agreement has been terminated as a result of a default by District Purchaser thereunder, Closing shall have occurred, or shall concurrently be occurring, under the District Agreement.

6.4 Failure of Seller’s Condition. In the event of the failure of any condition precedent set forth in Section 6.3.1 to 6.3.4, Seller, at its sole election, may (i) terminate this Agreement, in which event the Deposit (subject to the last sentence of this Section 6.4) shall be returned to Purchaser, (ii) waive the condition and proceed to Closing, or (iii) extend the date for Closing for such additional period of time (not to exceed one hundred twenty (120) days in the aggregate for all such extensions) as may be reasonably required to allow Purchaser to satisfy such condition. Nothing set forth in this Section 6.4 shall affect Seller’s rights or remedies under Section 8.2 with respect to any breach of this Agreement or the Work Agreement by Purchaser.

ARTICLE 7. CLOSING

7.1 Closing.

7.1.1 Closing shall be held on the date that is ten (10) days following Substantial Completion, but not earlier than December 1, 2006, and subject in all events to such extensions as may be expressly provided in this Agreement.

7.1.2 Notwithstanding Section 7.1.1, Seller shall have the following rights to accelerate or extend the date for Closing:

7.1.2.1. Seller shall have the right to accelerate the date for Closing to a date that is not more than sixty (60) days earlier than the date on which Substantial Completion is likely to occur. Seller shall exercise its right to accelerate the date for Closing pursuant to this Section 7.1.2.1 by written notice to Purchaser given not less than one hundred twenty (120) days prior to the date on which Substantial Completion is likely to occur. If Seller exercises such right, then Closing shall occur on such date as Seller may designate by not less than ten (10) days prior written notice to Purchaser, and the additional terms set forth on Schedule 7.1.2.1 shall apply.

7.1.2.2. Seller shall have the right to extend the date for Closing to a date that is not more than ninety (90) days after Substantial Completion. Seller shall exercise its right to extend the date for Closing pursuant to this Section 7.1.2.2 by written notice to Purchaser given not less than thirty (30) days prior to the date on which Substantial Completion is likely to occur. If Seller exercises such right, then Closing shall occur on such date as Seller may designate by not less than ten (10) days prior written notice to Purchaser, and the additional terms set forth on Schedule 7.1.2.2 shall apply.

7.1.2.3. For purposes of Sections 7.1.2.1 and 7.1.2.2, the determination of the date on which Substantial Completion is likely to occur shall be made jointly by Seller and Purchaser, each acting reasonably and in good faith. If Seller and Purchaser are unable to agree on such date, then such date shall be determined by the Architect (as defined in the Work Agreement).

7.1.3 If Substantial Completion shall not have been achieved by the Target Completion Date, and as a result thereof the date for Closing pursuant to Section 7.1.1 shall not have occurred, then the Purchase Price shall be adjusted as follows:

7.1.3.1. If Substantial Completion would have occurred on the Target Completion Date but for the occurrence of a Seller Delay, then the Purchase Price shall be reduced by the product obtained by multiplying (i) the number of days after the Target Closing Date that Substantial Completion has not occurred as a result of Seller Delay by (ii) $10,000 per day.

7.1.3.2. If Substantial Completion is delayed beyond the Target Completion Date for any reason other than as described in Section 7.1.3.1, then the Purchase Price shall be increased by the product obtained by multiplying (i) the number of days of such delay minus the number of days (not to exceed thirty (30)) of such delay attributable to Force Majeure Delay, by (ii) $10,000 per day (except as otherwise provided in this Section 7.1.3.2). Notwithstanding the foregoing, (a) if Seller shall receive from the Contractor delay damages as a result of the Contractor’s failure to achieve timely Substantial Completion in accordance with the Contractor Agreement (as defined in the Work Agreement), then the amount of such delay damages so received shall be credited, dollar-for-dollar, against the increase to the Purchase Price described in this Section 7.1.3.2, and (b) if Substantial Completion is delayed beyond the Target Completion Date as a result of Force Majeure Delay in excess of the thirty (30) days referred to in clause (i) above, then the Purchase Price shall be increased by the product obtained by multiplying (x) the number of days of Force Majeure Delay in excess of such thirty (30) days, by (y) $5,000 per day, provided that the Purchase Price shall not be increased by more than $450,000 pursuant to this clause (b). In addition, Seller shall continue to investigate the availability of insurance (“Delay Damage Coverage”) to cover the obligations of Purchaser under clause (b) above, and if such Delay Damage Coverage is available at a cost that is mutually acceptable to Seller and Purchaser then the parties shall purchase such Delay Damage Coverage and share the costs equally. If such Delay Damage Coverage is purchased by the parties, it is understood and agreed that the Purchase Price shall not be increased pursuant to this Section 7.1.3.2 as a result of the occurrence of an event otherwise covered by the Delay Damage Coverage except to the extent of applicable deductibles.

7.1.4 Closing shall be conducted through an escrow with Escrow Agent. Seller and Purchaser shall execute (or cause their counsel to execute) such additional instructions to Escrow Agent as may be required in connection therewith.

7.1.5 Pre-closing (“Pre-Closing”) shall be held at the Washington, D.C., offices of DLA Piper Rudnick Gray Cary US LLP on the business day immediately preceding the scheduled date for Closing. At Pre-Closing, Seller and Purchaser shall execute and deliver to Escrow Agent all documents and deliveries required under Sections 7.2 and 7.3, other than the Settlement Statement and payment of the amounts required to be paid at Closing. Seller and Purchaser shall complete and execute the Settlement Statement, and Seller and Purchaser shall pay the amounts required to be paid at Closing to Escrow Agent at Closing by wire transfer of immediately available funds, such that the amounts due to or on behalf of Seller pursuant to the Settlement Statement shall be wire transferred into a bank account or accounts designated by Seller no later than 3:00 p.m. local time at the Property on the Closing Date.

7.2 Seller’s Closing Deliveries. At or prior to Closing, Seller shall deliver to Escrow Agent the following:

7.2.1 The Deed (“Deed”) in the form of Exhibit B, conveying fee title to the BNA Lot and Improvements to Purchaser, duly executed and acknowledged by Fee Owner, and dated as of the Closing Date.

7.2.2 The Bill of Sale (“Bill of Sale”) in the form of Exhibit C, conveying all of Seller’s right, title and interest in the Personal Property to Purchaser, duly executed by Seller, and dated as of the Closing Date.

7.2.3 The Assignment (“Assignment”) in the form of Exhibit D, assigning all of Seller’s right, title and interest in the Leases, Contracts and Intangible Property to Purchaser, duly executed by Seller, and dated as of the Closing Date.

7.2.4 The Management Agreement, duly executed by Manager and dated as of the Closing Date.

7.2.5 The Novation Agreement, duly executed by Leasehold Owner, and dated as of the Closing Date.

7.2.6 If Purchaser has exercised the G-1 Option, the G-1 Lease, duly executed by Leasehold Owner, and dated as of the Closing Date.

7.2.7 The Agreement (“Reserved Rights Agreement”) in the form of Exhibit F, duly executed and acknowledged by Vornado, and dated as of the Closing Date.

7.2.8 A memorandum of the Reserved Rights Agreement in the form attached to Exhibit F, duly executed and acknowledged by Vornado, and dated as of the Closing Date. Such memorandum shall be recorded in the Land Records at Closing immediately following recordation of the Deed and prior to any Encumbrances securing financing placed by Purchaser, and Seller and Purchaser shall share equally in the costs of such recordation.

7.2.9 A certificate, duly executed by Seller, confirming that its representations and warranties set forth in this Agreement are correct in all material respects as if made on the Closing Date (or noting any exceptions).

7.2.10 A title affidavit, in customary form reasonably satisfactory to the Title Company and Seller, duly executed by Seller.

7.2.11 An affidavit, in the form required by the Code and the regulations issued pursuant thereto, to the effect that neither Fee Owner nor Leasehold Owner is a foreign person within the meaning of the Code.

7.2.12 Such evidence of the power and authority of Seller to consummate the transactions described in this Agreement as may be reasonably required by Purchaser or Title Company.

7.2.13 A written direction to Escrow Agent to disburse the Deposit in accordance with Section 8.1.2.1.

7.2.14 To the extent within the possession or under the control of the Seller, originals of the Leases, Contracts and Intangible Property.

7.2.15 A Settlement Statement in accordance with Section 10.1, duly executed by Seller.

7.2.16 Notices to the tenants under all Leases, and to vendors under all Contracts, informing them of the change in ownership of the Property.

7.2.17 Such other documents and instruments as are customary and as may be reasonably requested by Purchaser, Escrow Agent or Title Company, to effectuate the transactions contemplated by this Agreement.

7.3 Purchaser’s Closing Deliveries. At or prior to Closing, Purchaser shall deliver to Escrow Agent the following:

7.3.1 The Assignment, duly executed by Purchaser or Purchaser’s Designee, and dated as of the Closing Date.

7.3.2 The Management Agreement, duly executed by Purchaser or Purchaser’s Designee and dated as of the Closing Date.

7.3.3 The Novation Agreement, duly executed by Purchaser or Purchaser’s Designee, and dated as of the Closing Date.

7.3.4 If Purchaser has exercised the G-1 Option, the G-1 Lease, duly executed by Purchaser or Purchaser’s Designee, and dated as of the Closing Date.

7.3.5 The Reserved Rights Agreement, duly executed and acknowledged by Purchaser or Purchaser’s Designee, and dated as of the Closing Date.

7.3.6 The memorandum of the Reserved Rights Agreement, duly executed and acknowledged by Purchaser or Purchaser’s Designee, and dated as of the Closing Date.

7.3.7 A certificate, duly executed by Purchaser, confirming that its representations and warranties set forth in this Agreement are correct in all material respects as if made on the Closing Date (or noting any exceptions).

7.3.8 A certificate from Purchaser’s Designee, duly executed by Purchaser’s Designee, confirming that Purchaser’s representations and warranties set forth in the Agreement are correct in all material respects as if made by such Purchaser’s Designee on the Closing Date (or noting any exceptions).

7.3.9 Such evidence of the power and authority of Purchaser and Purchaser’s Designee to consummate the transactions described in this Agreement as may be reasonably required by Seller or Title Company.

7.3.10 A written direction to Escrow Agent to disburse the Deposit in accordance with Section 8.1.2.1.

7.3.11 The balance of the Purchase Price, as adjusted pursuant to Section 7.1 and Article 10.

7.3.12 A Settlement Statement in accordance with Section 10.1, duly executed by Purchaser or Purchaser’s Designee.

7.3.13 Such other documents and instruments as are customary and as may be reasonably requested by Seller, Escrow Agent or Title Company to effectuate the transactions contemplated by this Agreement.

7.4 Closing Costs. Seller shall pay the Virginia Grantor’s Tax, and Purchaser shall pay the state and county Recordation Tax, imposed upon the recordation of the Deed. All escrow or settlement fees of Escrow Agent shall be borne equally by Seller and Purchaser. Seller and Purchaser shall each bear its own counsel’s fees and expenses in connection with the transactions described in this Agreement. Purchaser shall pay all costs of Purchaser’s due diligence investigations of the Property, title insurance premiums and costs, and costs of the Survey. Seller shall pay all costs of the Subdivision, all costs of terminating the Existing Ground Lease, and all costs of recording any instrument relating to the Existing Financing. Any other closing costs shall be borne by the parties in accordance with custom for transactions similar to the transactions described herein in Arlington County, Virginia.

7.5 Indemnification.

7.5.1 Subject to any express provisions of this Agreement and the Work Agreement to the contrary, from and after Closing, Seller hereby agrees to indemnify Purchaser, Purchaser’s Designee, and their respective trustees, directors, officers, employees, partners, members and affiliates (collectively, “Purchaser Indemnified Parties”), and to hold Purchaser Indemnified Parties harmless from and against, any and all Damages paid or incurred by Purchaser Indemnified Parties due to (i) any breach of any representation or warranty made by Seller in this Agreement or the Work Agreement, (ii) any breach of any covenant made by Seller in this Agreement or the Work Agreement, and (iii) liabilities to any third party, including liabilities under the GSA Lease and EPA Lease, that are based upon any matter relating to the use, maintenance, operation or construction of the Property occurring prior to the Closing Date (except to the extent that Purchaser receives a credit therefor at Closing). The foregoing shall not apply to Damages relating to the Renovations, responsibility for which shall be allocated in accordance with the Work Agreement.

7.5.2 Subject to any express provisions of this Agreement and the Work Agreement to the contrary, from and after Closing, Purchaser hereby agrees to indemnify Seller and its trustees, directors, officers and employees, partners, members and affiliates (collectively, “Seller Indemnified Parties”), and to hold Seller Indemnified Parties harmless from and against, any and all Damages paid or incurred by Seller Indemnified Parties due to (i) any breach of any representation or warranty made by Purchaser or Purchaser’s Designee in this Agreement or the Work Agreement, (ii) any breach of any covenant made by Purchaser or Purchaser’s Designee in this Agreement or the Work Agreement, (iii) any obligations with respect to which Purchaser receives a credit at Closing, to the extent of such credit, and (iv) liabilities to any third party, including liabilities under the GSA Lease, that are incurred by any Seller Indemnified Party in its capacity as former owner of the Property, based upon any matter relating to the use, maintenance, operation or construction of the Property occurring on or after the Closing Date. The foregoing shall not apply to Damages relating to the Renovations, responsibility for which shall be allocated in accordance with the Work Agreement.

7.5.3 Subject to any express provisions of the Work Agreement to the contrary, the obligations of Seller under Section 7.5.1 shall not extend to (i) any Damages arising out of the alleged presence at, or release or disposal from the Property of any Hazardous Substance, or the alleged violation of any Environmental Laws, (ii) any Damages arising out of a violation of any Legal Requirement with respect to the physical condition, maintenance or improvement of the Property (including zoning and building codes and the Americans with Disabilities Act) which exists on or before the Closing Date, or (iii) any Damages arising out of the state of the physical condition, maintenance or improvement of the Property on or before the Closing Date, except (in the case of this clause (iii) only) Damages for the death of or injury to third parties, or damage to property other than the Property. The obligations of Seller under Section 7.5.1 and of Purchaser under Section 7.5.2 shall not extend to (a) any consequential or punitive damages, (b) any loss or diminution of value in the Property (except in the case of a breach of a representation or warranty by Seller), or (c) any Damages that are not payable to third parties (except in the case of a breach of a representation or warranty by Seller).

7.5.4 Notwithstanding anything to the contrary in this Agreement, Seller’s liability under Section 7.5.1 shall not exceed an amount equal to Five Million Dollars ($5,000,000.00) except for liability based upon actual fraud on the part of Seller.

7.5.5 Whenever either party shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which the other party is or may be responsible under this Section 7.5, the party learning of such liability shall notify the other party promptly and furnish such copies of documents (and make originals thereof available) and such other information as such party may have that may be used or useful in the defense of such claims. The indemnified party shall afford the indemnifying party full opportunity to defend such claims, using counsel reasonably acceptable to the indemnified party, in the name of the indemnified party and generally shall cooperate with the indemnifying party in the defense of such claim, provided that no such matter shall be settled without the prior written consent of the indemnified party.

7.5.6 This Section 7.5 shall survive Closing indefinitely, except that Seller’s indemnification of Purchaser pursuant to Section 7.5.1 (other than to the extent of liabilities under the GSA Lease and EPA Lease prior to Closing) shall terminate on the date that is one (1) year after the Closing Date. From and after Closing, the indemnification provisions in this Section 7.5 shall be the exclusive remedies of Seller and Purchaser in connection with any of the matters described in this Section 7.5 and the transaction described in this Agreement, and each party hereby waives and releases and other rights or remedies it may have under applicable law or at equity in connection therewith.

7.6 Survival.

7.6.1 Except where this Agreement expressly provides for a longer period, the representations, warranties, covenants and indemnities of Seller and Purchaser set forth in this Agreement shall survive Closing until the date that is one (1) year after the Closing Date, and any action on any such representation, warranty, covenant or indemnity must be instituted on or before such date.

7.6.2 Notwithstanding any other provision of this Agreement, if at or prior to Closing Purchaser obtains actual knowledge that any representation or warranty of Seller under this Agreement (as the same is modified pursuant to Section 5.12) is inaccurate in any respect, but nonetheless proceeds to Closing, Purchaser shall be deemed to have waived any right to make a claim arising out of such inaccuracy.

ARTICLE 8. ESCROW, DEFAULT, REMEDIES

8.1 Escrow Terms.

8.1.1 Escrow Agent shall promptly give notice to Purchaser and Seller upon its receipt of any portion of the Deposit from Purchaser in accordance with this Agreement. Escrow Agent shall invest the Deposit (if in cash) in overnight repurchase obligations secured by United States obligations through such bank as Escrow Agent may elect and shall be approved by Purchaser and Seller. Escrow Agent shall not be liable for any loss of such investment (unless due to Escrow Agent’s gross negligence or willful misconduct). All interest on the Deposit shall be treated by Escrow Agent for income tax purposes as earned by Purchaser, and Purchaser shall provide its tax identification number to Escrow Agent for this purpose.

8.1.2 Escrow Agent shall deliver the Deposit to Seller or to Purchaser, as the case may be, under the following conditions:

8.1.2.1. At Closing, the Deposit shall be delivered to Seller (if in cash) or to Purchaser (if a Letter of Credit) upon receipt by Escrow Agent of a statement executed by Seller and Purchaser that the Deposit may be so released; or

8.1.2.2. The Deposit shall be delivered to Seller following receipt by Escrow Agent of written demand therefor from Seller, stating that Purchaser has defaulted in the performance of its obligations under this Agreement and specifying the Section of this Agreement which entitles Seller to receive the Deposit, but only if Purchaser shall not have given written notice of objection in accordance with Section 8.1.3; or

8.1.2.3. The Deposit shall be delivered to Purchaser following receipt by Escrow Agent of written demand therefor from Purchaser stating that Seller has defaulted in the performance of its obligations under this Agreement or that this Agreement was terminated under circumstances entitling Purchaser to the return of the Deposit, and specifying the Section of this Agreement which entitles Purchaser to the return of the Deposit, but only if Seller shall not have given written notice of objection in accordance with Section 8.1.3; or

8.1.2.4. The Deposit shall be delivered as directed by joint written instructions of Seller and Purchaser.

8.1.3 Upon the filing of a written demand for the Deposit by Seller or Purchaser pursuant to Section 8.1.2.2 or 8.1.2.3, Escrow Agent shall promptly give notice thereof (including a copy of such demand) to the other party. The other party shall have the right to object to the delivery of the Deposit, by giving notice of such objection to Escrow Agent at any time within five (5) business days after such party’s receipt of notice from Escrow Agent, but not thereafter. Failure to deliver such objection notice within such period shall be deemed to be a waiver of such party’s right to object to Escrow Agent’s compliance with such demand. Such objection notice shall set forth the basis for objecting to the delivery of the Deposit. Upon receipt of such notice of objection, Escrow Agent shall promptly give a copy of such notice to the party who filed the written demand. The foregoing five (5) business day period does not constitute a cure period in which either Seller or Purchaser, as the case may be, shall be required to accept tender of cure of any default under this Agreement. If the Deposit is in the form of the Letter of Credit, then Escrow Agent shall draw upon the same prior to the release of the Deposit to Seller, and Seller and Purchaser hereby irrevocably direct Escrow Agent to effectuate such draw.

8.1.4 If Escrow Agent shall have received the notice of objection provided for in Section 8.1.3 within the time therein prescribed, Escrow Agent shall continue to hold the Deposit until (i) Escrow Agent receives written notice from Seller and Purchaser directing the disbursement of the Deposit, in which case Escrow Agent shall then disburse the Deposit in accordance with said direction, or (ii) litigation is commenced between Seller and Purchaser, in which case Escrow Agent shall deposit the Deposit with the clerk of the court in which said litigation is pending, or (iii) Escrow Agent takes such affirmative steps as Escrow Agent may elect, at Escrow Agent’s option, in order to terminate Escrow Agent’s duties hereunder (but in no event disbursing the Deposit to either Seller or Purchaser), including depositing the Deposit in court and commencing an action for interpleader, the costs thereof to be borne by whichever of Seller or Purchaser is the losing party. If the Deposit is in the form of the Letter of Credit, then Escrow Agent shall draw upon the same prior to the delivery of the Deposit to the clerk of court, and Seller and Purchaser hereby irrevocably direct Escrow Agent to effectuate such draw. Seller and Purchaser shall execute such documents as may be necessary to cause Escrow Agent to effectuate such draw.

8.1.5 Escrow Agent may rely and act upon any instrument or other writing reasonably believed by Escrow Agent to be genuine and purporting to be signed and presented by any person or persons purporting to have authority to act on behalf of Seller or Purchaser, as the case may be, and shall not be liable in connection with the performance of any duties imposed upon Escrow Agent by the provisions of this Agreement, except for Escrow Agent’s own gross negligence, willful misconduct or default. Escrow Agent shall have no duties or responsibilities except those set forth herein. Escrow Agent shall not be bound by any modification or termination of this Agreement unless the same is in writing and signed by Purchaser and Seller, and, if Escrow Agent’s duties hereunder are affected, unless Escrow Agent shall have given prior written consent thereto. Escrow Agent shall be reimbursed by Seller and Purchaser for any expenses (including reasonable legal fees and disbursements of outside counsel, including all of Escrow Agent’s fees and expenses with respect to any interpleader action pursuant to Section 8.1.4) incurred in connection with this Agreement, and such liability shall be joint and several; provided that, as between Purchaser and Seller, the prevailing party in any dispute over the Deposit shall be entitled to reimbursement of any such expenses paid to Escrow Agent. In the event that Escrow Agent shall be uncertain as to Escrow Agent’s duties or rights hereunder, or shall receive instructions from Purchaser or Seller that, in Escrow Agent’s opinion, are in conflict with any of the provisions hereof, Escrow Agent shall be entitled to continue to hold the Deposit pursuant to Section 8.1.4, and may decline to take any other action.

8.1.6 Escrow Agent shall have the right at any time to resign upon ten (10) business days prior notice to Seller and Purchaser. Seller and Purchaser shall jointly select a successor Escrow Agent and shall notify Escrow Agent of the name and address of such successor Escrow Agent within ten (10) business days after receipt of notice from Escrow Agent of its intent to resign. If Escrow Agent has not received notice of the name and address of such successor Escrow Agent within such period, Escrow Agent shall have the right to select on behalf of Seller and Purchaser a bank or trust company to act as its successor hereunder. At any time after the ten (10) business day period, Escrow Agent shall have the right to deliver the Deposit to any successor selected hereunder, provided such successor shall execute and deliver to Seller and Purchaser an assumption agreement whereby it assumes all of Escrow Agent’s obligations hereunder. Upon the delivery of all such amounts and such assumption agreement, the successor shall become the Escrow Agent for all purposes under this Section 8.1 and shall have all of the rights and obligations of the Escrow Agent under this Section 8.1, and the resigning Escrow Agent shall have no further responsibilities or obligations hereunder.

8.1.7 If the Deposit is in the form of the Letter of Credit, then not later than the date that is thirty (30) days prior to the expiration of such Letter of Credit, Purchaser shall cause such Letter of Credit to be extended or replaced with another Letter of Credit that satisfies the requirements of this Agreement. If Purchaser fails to so extend or replace such Letter of Credit by such date, then Escrow Agent shall draw upon the same and hold the proceeds of such draw as the Deposit hereunder, and Seller and Purchaser hereby irrevocably direct Escrow Agent to effectuate such draw. Seller and Purchaser shall execute such documents as may be necessary to cause Escrow Agent to effectuate such draw. If either party disputes the release of the Deposit to the other pursuant to Section 8.1.3, then if the Deposit is in the form of the Letter of Credit, Escrow Agent is hereby irrevocably directed to draw upon the Letter of Credit and hold the proceeds of such draw as the Deposit.

8.2 Purchaser’s Default.

8.2.1 If Purchaser defaults in its obligation to proceed to Closing in accordance with this Agreement, or if any condition set forth in Sections 6.3.1 through 6.3.4 is not satisfied and Seller elects not to proceed to Closing, and if such default is not cured and/or such condition is not satisfied within fifteen (15) days after Seller has given Purchaser written notice of the same, then Seller shall have the right to terminate this Agreement by written notice to Purchaser, and upon such termination (i) Escrow Agent shall, subject to Sections 8.1.3 and 8.1.4, pay the Deposit to Seller, and (ii) Purchaser shall pay to Seller an amount equal to the sum of (a) One Hundred Percent (100%) of any portion of the Improvement Expenditure that has been paid, incurred or irrevocably committed in accordance with the terms of the Work Agreement prior to the date of such default or the failure of such condition, plus (b) any amount that Seller has paid, incurred or irrevocably committed prior to the date of such default or the failure of such condition that exceeds the Improvement Expenditure and for which Purchaser is responsible under the Work Agreement, plus (c) interest that has accrued under Sections 5(b) and (c) of the Work Agreement as of the date of such default or the failure of such condition, plus (d) interest on the amounts described in the foregoing clauses (a), (b) and (c) at the lesser of the rate of 10% per annum or the highest rate permitted by law from the date of such default or failure of such condition to the date such amounts have been paid in full.

8.2.2 Notwithstanding anything to the contrary set forth in Section 8.2.1 above, if (i) any expenditures from the Improvement Expenditure have been paid, incurred or irrevocably committed by Seller for the purpose of improving those components of the building of the Property that are identified on Schedule 8.2.2 to this Agreement (collectively, “Base Building Renovations”), and the design, engineering and permitting of the Base Building Renovations, (ii) Seller, on or before the date that is three (3) years after the date on which this Agreement terminates pursuant to Section 8.2.1 (“Outside Date”), enters into one or more legally binding transactions (each, a “Successor Transaction”) with one or more tenants or users for the occupancy of all or any portion of the Property (each, a “Successor User”), and (iii) either (a) the terms of the Successor Transaction require that a particular component of the Base Building Renovations shall be retained, in whole or in part, for the use by or benefit of the Successor User, or (b) on or before the Outside Date, the Successor User irrevocably elects that a particular component of the Base Building Renovations will be retained, in whole in part, for the use by or benefit of the Successor User (each such retained component described in clause (a) or (b), “Retained Component”), then Seller, within sixty (60) days after the Outside Date (or after such earlier date on which the Retained Components may be identified pursuant to the foregoing clause (a) or (b)), shall return to Purchaser a portion of the amount paid by Purchaser to Seller pursuant to Section 8.2.1(a) equal to the actual cost of such Retained Components as incurred by Seller pursuant to the Work Agreement. Concurrently with Seller’s payment of such amount, Seller shall provide Purchaser with a written statement setting forth in reasonable detail the cost of the Retained Components. If Purchaser does not object in writing to such statement within ten (10) business days of receipt thereof, specifying in reasonable detail any item(s) it believes have been omitted from such statement, then the statement shall be deemed final and binding. If Purchaser timely objects to such statement, then the parties shall negotiate in good faith regarding any areas of disagreement, it being understood and agreed that the final decision regarding the inclusion or exclusion of any item of Retained Components shall be made by the general contractor who is performing a majority (by cost) of the work for the Successor Transaction (or if there is no such general contractor, by the architect who is providing design services for the Successor Transaction). Notwithstanding the foregoing, (a) if Seller determines in its sole and absolute discretion to demolish the Property, it is understood and agreed that there shall be no value attributed to any items of Base Building Renovations for purposes of this Section 8.2.2, and (b) in no event shall the aggregate amounts required to be paid by Seller to Purchaser pursuant to this Section 8.2.2 exceed $11,000,000.00.

8.2.3 The amounts described in this Section 8.2 shall be full and complete liquidated damages, and the exclusive and sole right and remedy of Seller, and neither party shall have any further obligations or liabilities to the other party under this Agreement, except for obligations that expressly survive termination of this Agreement. Purchaser acknowledges that Seller’s actual damages caused by Purchaser’s default in its obligation to proceed to Closing would be difficult to determine precisely and that the amounts described herein, as liquidated damages, is a fair and reasonable approximation. Seller hereby waives any right to recover damages (whether actual, consequential, punitive or other) as a result of Purchaser’s default in its obligation to proceed to Closing in accordance with this Agreement or as a result of any conditions set forth in Section 6.3 not being satisfied, except for the liquidated damages as described in this Section 8.2. This Section 8.2 shall survive any termination of this Agreement.

8.3 Seller’s Default. If Seller defaults in its obligation to proceed to Closing in accordance with this Agreement, or if any condition set forth in Section 6.1.1, 6.1.2 or 6.1.4 is not satisfied and Purchaser elects not to proceed to Closing, and if such default is not cured and/or such condition is not satisfied within fifteen (15) days after Purchaser has given Seller written notice of the same, then Purchaser shall be entitled, as its sole remedy, to either (i) specific performance of this Agreement, provided that any action for specific performance must be initiated no later than sixty (60) days after the date that Closing is otherwise required to occur under this Agreement, or (ii) terminate this Agreement by written notice to Seller, and upon such termination Escrow Agent shall, subject to Sections 8.1.3 and 8.1.4, return the Deposit to Purchaser and neither party shall have any further obligations or liabilities to the other party under this Agreement, except for obligations that expressly survive termination of this Agreement, provided that if specific performance is not available to Purchaser due to an intentional act of Seller, then in addition to terminating this Agreement, Purchaser shall be entitled to reimbursement by Seller of Purchaser’s out-of-pocket costs actually expended in connection with the transaction contemplated by this Agreement in an aggregate amount not to exceed the amount of the Deposit. Purchaser hereby waives any right to recover damages (whether actual, consequential, punitive or other) as a result of Seller’s default in its obligation to proceed to Closing in accordance with this Agreement or as a result of any conditions set forth in Sections 6.1.1, 6.1.2 or 6.1.4 not being satisfied, except as expressly set forth in this Section 8.3. This Section 8.3 shall survive any termination of this Agreement.

8.4 District Agreement.

8.4.1 On the Contract Date, District Seller and District Purchaser are executing the District Agreement for the sale by District Seller to District Purchaser of the District Property. This Agreement and the District Agreement shall be subject to the provisions of the Exchange Agreement.

8.4.2 Any default by District Purchaser under the District Agreement shall constitute a default by Seller under this Agreement. Any default by District Seller under the District Agreement shall constitute a default by Purchaser under this Agreement.

ARTICLE 9. CASUALTY AND CONDEMNATION

9.1 Notice to Purchaser. Seller shall give Purchaser prompt written notice of (i) any pending or threatened condemnation affecting the Property or the Garage prior to Closing, upon becoming aware of the same, and (ii) any fire or other casualty occurring prior to Closing that affects the Property or the Garage and that is reasonably estimated by Seller, acting reasonably and in good faith, to cost more than $10,000.00 to repair.

9.2 Minor Condemnation. If, prior to Closing, a proceeding for condemnation (other than temporary condemnation resulting from a holdover by EPA Tenant under the EPA Lease) is commenced against all or any portion of Property or the Garage which (i) reduces the square footage of the Improvements by less than five percent (5%), (ii) reduces the number of parking spaces in the Garage allocated to Purchaser by less than five percent (5%), and (iii) does not materially and adversely affect the use and occupancy of the Improvements (as the same may be reduced) as contemplated by the Work Agreement, then this Agreement shall continue in full force and effect and the Purchase Price shall not be reduced, but Purchaser shall be entitled to an assignment of all condemnation awards payable to Seller (other than any portion of such awards in respect of income lost prior to Closing or expended by or on behalf of Seller prior to Closing to restore the Property), and Seller shall have no obligation to repair or restore the Property except as set forth in the Work Agreement.

9.3 Major Condemnation. If, prior to Closing, a proceeding for condemnation (other than temporary condemnation resulting from a holdover by EPA Tenant under the EPA Lease) is commenced against all or any portion of Property, and such proceeding is not covered by Section 9.2, then Purchaser shall have the right, upon notice in writing to Seller delivered within thirty (30) days after Seller gives Purchaser notice of such condemnation, to terminate this Agreement, whereupon this Agreement shall terminate, Escrow Agent shall return the Deposit to Purchaser and neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement other than those that expressly survive termination of this Agreement. If Purchaser does not timely elect to terminate this Agreement, then this Agreement shall continue in full force and effect and the Purchase Price shall not be reduced, but Purchaser shall be entitled to an assignment of all condemnation awards payable to Seller (other than any portion of such awards in respect of income lost prior to Closing or expended by or on behalf of Seller prior to Closing to restore the Property), and Seller shall have no obligation to repair or restore the Property.

9.4 EPA Holdover. Any temporary condemnation resulting from a holdover by EPA Tenant under the EPA Lease (whether or not formal condemnation proceedings shall be filed) shall not be treated as a condemnation under this Article 9, but shall be treated as a failure of the EPA Tenant to relinquish possession of the EPA Premises to Leasehold Owner for purposes of determining whether the EPA Vacation Date has occurred and the terms of Section 5.5 shall apply.

9.5 Casualty. If, prior to Closing, the Improvements, or any other improvements (including the Garage) within the Remaining Office Parcel that are necessary for the use and occupancy of the Improvements (such other improvements, “Related Improvements”), are damaged or destroyed by fire or other casualty, then the following shall apply: (i) this Agreement shall continue in full force and effect and the Purchase Price shall not be reduced, (ii) Seller shall promptly undertake and diligently pursue the restoration of the Improvements and the Related Improvements to substantially the same condition as existed prior to the casualty, (iii) Seller shall pay all costs of restoring the Improvements and the Related Improvements, other than the cost of restoring any Renovations, (iv) Seller shall make available for the restoration of the Renovations all casualty insurance proceeds that are payable as a result of the damage to or destruction of the Renovations, and any shortfall shall be paid as a Project Cost in accordance with the Work Agreement, and (v) the restoration of the Renovations shall be included within the scope of work required under the Work Agreement and shall be performed pursuant to the Work Agreement.

9.6 Insurance. Prior to Closing, Seller shall maintain, at its cost, “broad form/special perils” insurance with respect to the Improvements and the Related Improvements, including “builder’s risk” coverage for the Renovations, in an amount equal to 100% of the replacement cost thereof. Notwithstanding the foregoing, the incremental increase in premiums paid by Seller attributable only to the Builder’s Risk portion of such coverage, if any, as a direct result of the Renovations shall constitute a Project Cost for purposes of the Work Agreement and shall be paid in the same manner as other Project Costs described therein. Purchaser shall have the right to participate in the adjustment of any claim with respect to such insurance following the Contract Date with respect to the Renovations, and the proceeds thereof shall be applied against the costs of the restoration of the Renovations pursuant to the Work Agreement. Purchaser shall have the right to participate in any condemnation proceedings relating to the Property and to approve in its reasonable discretion any settlement in connection therewith.

ARTICLE 10. PRORATIONS

10.1 Prorations Generally. Seller and Purchaser shall receive debits and credits against the Purchase Price pursuant to this Article 10. In the case of any adjustment to be made at Closing, such adjustment shall be set forth on a settlement statement (“Settlement Statement”) executed by Seller and Purchaser, and the portion of the Purchase Price payable pursuant to Section 2.2.2.3 shall be increased or decreased to reflect such adjustment. In the case of any adjustment to be made after Closing, Purchaser and Seller shall make such adjustment by payment of immediately available funds to the other party within five (5) days of the date such adjustment is determined.

10.2 Governmental Charges.

10.2.1 Real estate taxes, personal property taxes, and any other governmental assessments for the tax year(s) in which Closing occurs shall be apportioned between Seller and Purchaser as of the Apportionment Time.

10.2.2 If as of Closing, Arlington County has not established an assessment for the BNA Lot and Improvements that is separate from the assessment for the Remaining Office Parcel and the improvements thereon generally, then at Closing, real estate taxes for purposes of Section 10.2.1 shall be estimated by allocating to the BNA Lot a proportionate share of the total assessment of the Office Parcel and improvements thereon based on the “floor area ratio” of the Improvements as a percentage of the total “floor area ratio” of the improvements located on the Office Parcel. At such time after Closing as Arlington County has established an assessment for the BNA Lot and Improvements that is separate from the assessment for the Remaining Office Parcel and the improvements thereon generally, Seller and Purchaser shall promptly thereupon reapportion the real estate taxes as of the Apportionment Time based on the actual separate assessment.

10.2.3 Notwithstanding anything to the contrary contained herein, Purchaser shall cooperate with Seller in such manner as Seller may reasonably request to cause the Assessment Reduction Period to commence on or after the Closing Date; provided, however, that if the Assessment Reduction Period commences prior to the Closing Date and the real estate taxes payable by Seller for the BNA Lot and Improvements for the period prior to Closing are reduced below the amount of real estate taxes that would otherwise have been payable for the BNA Lot and Improvements for such period, Purchaser shall be entitled to a credit at Closing equal to the amount of such reduction (except for any portion of such reduction as may be payable to the tenant under any Lease). Notwithstanding the foregoing, Purchaser shall not be entitled to a credit at Closing as a result of any reduction in real estate taxes prior to Closing as a result of generally applicable law, policies and procedures in effect in Arlington County, Virginia.

10.3 Rents under Leases. All rents and other charges (including base rent, percentage rent, expense reimbursement rent and any additional rent) under Leases (collectively, “Rents”) shall be apportioned in accordance with the following provisions:

10.3.1 All Rents which were earned and attributable to the period prior to the Closing Date shall be retained by Seller to the extent that such Rents have been collected prior to the Closing Date.

10.3.2 All Rents received on or after the Closing Date by Seller or Purchaser in respect of any Lease shall be applied (i) first to sums due under the applicable Lease attributable to the lease month prior to the lease month in which the Closing Date occurs, (ii) second to sums due under the applicable Lease attributable to the lease month during which the Closing Date occurs, (iii) third to any other sums due under the applicable Lease attributable to after the Closing Date, and (iv) fourth to any other sums due under the applicable Lease attributable to prior to the Closing Date. Rents received by either Seller or Purchaser after Closing shall be deemed to be held in trust for application in accordance with this Section 10.3.2.

10.3.3 Any customary and actual, direct out of pocket costs incurred by Purchaser in collection of delinquent Rents shall be deducted by Purchaser prior to the payment to Seller on account of delinquent Rents. Purchaser shall not modify any Lease in such a way to affect the amounts of Rents that may be due to Seller. Seller shall have the right to contact tenants to request payment of delinquent rentals after the Closing Date and to institute legal proceedings, at Seller’s sole expense, to collect and retain such delinquent Rents, but not to evict such tenants.

10.3.4 Reconciliations of taxes, insurance charges and other expenses owed by tenants and licensees under Leases for the calendar year (or fiscal year if different from the calendar year) in which Closing occurs shall be prepared by Manager with the cooperation of Purchaser and Seller within one hundred twenty (120) days following the end of such year in accordance with the requirements set forth in the Leases and as provided in this Section 10.3.4. For those Leases in which tenant pays a proportionate share of taxes, insurance charges or other expenses over a base year amount or expense stop, the proration of the amount received from such tenant over such base year amount or expense stop shall be calculated based on the total amount of such expenses for the Property incurred by each of Seller and Purchaser reduced by the base year amount allocated evenly for the portion of the year each owns the Property. The base year amount will be prorated between the parties based on the number of days each party owned the Property during such year. For Leases which do not have a base year amount or expense stop, the proration between the parties of income received from tenants from reconciliations of expenses under the Leases shall be calculated based on the expenses actually incurred by each party for such year and each party’s period of ownership of the Property.

10.3.5 Purchaser shall receive a credit for any cash security deposit actually posted by the tenant under any Lease, except to the extent that such security deposit has been applied by Seller prior to the Closing Date in accordance with the terms of the applicable Lease. Seller and Purchaser shall cooperate to transfer to Purchaser any security deposit posted by the tenant under any Lease that is in a form other than cash.

10.4 Contracts. All amounts payable under the Contracts shall be apportioned between Seller and Purchaser as of the Apportionment Time.

10.5 Utilities. Water, sewer, fuel, electricity, gas and other utilities shall be apportioned between Seller and Purchaser as of the Apportionment Time.

10.6 Renovation Contracts. Amounts payable under the Renovation Contracts shall not be apportioned between Seller and Purchaser as of the Apportionment Time. Seller shall pay such amounts to the extent of the Improvement Expenditure and other amounts paid, incurred or committed to by Seller under the Work Agreement and credited to Seller at Closing, and Purchaser shall pay the remainder of such amounts.

10.7 Deposits. Seller shall receive a credit for all deposits made by or on behalf of Seller or Manager as of the Apportionment Time as security under any Contract, utility, public service or other arrangement to the extent the same remains on deposit for the benefit of Purchaser.

10.8 Permits. Seller shall receive a credit for prepaid fees for permits that are assigned to Purchaser (other than fees that are paid from the Improvement Expenditure).

10.9 Tax Appeals.

10.9.1 If any appeal of any taxes or assessments is pending as of the Closing Date with respect to any tax period that has closed prior to the Closing Date, Seller shall be entitled to receive any rebate or credit resulting from such appeal, and shall pay all expenses of prosecuting such appeal.

10.9.2 If any appeal of any taxes or assessments is pending as of the Closing Date with respect to the period in which the Closing Date occurs (“Current Year Tax Appeal”), such taxes or assessments shall be re-prorated between Seller and Purchaser as of the Apportionment Time in accordance with the results of such Current Year Tax Appeal. Seller shall consider in good faith any request by Purchaser to initiate a Current Year Tax Appeal. Seller and Purchaser shall cooperate in the prosecution of each Current Year Tax Appeal. All third party costs and fees incurred in connection with any Current Year Tax Appeal, including legal fees and expenses, shall be paid by Seller to the extent due and payable prior to the Closing Date, and shall be paid by Purchaser to the extent due and payable on or after the Closing Date, but upon completion of the Current Year Tax Appeal, all such costs and fees shall be prorated between Purchaser and Seller in the same proportion as they bear re-prorated taxes and assessments.

10.10 Renovation Matters. At Closing, the Purchase Price shall be increased to reflect the following adjustments:

10.10.1 Any Additional Deposit (as defined in the Work Agreement) that Seller has paid, incurred or committed prior to Closing, together with the interest thereon provided for in Section 5(d) of the Work Agreement.

10.10.2 The amount of any Excess Improvement Expenditure Adjustment that is due and payable as of Closing pursuant to Section 5(b) of the Work Agreement.

10.10.3 An amount equal to the sum of the following tranches of Project Costs (other than Ineligible Costs), in each case paid, incurred or committed in accordance with the Work Agreement: (i) 3% of the first $10,679,612, plus (ii) 2% of the next $14,705,882, plus (iii) 1% of any additional Project Costs.

10.11 Transaction Taxes. Seller shall be responsible for its federal and state income, franchise and similar taxes applicable to the transactions contemplated by this Agreement. Purchaser shall be responsible for any bulk sales taxes, personal property sales taxes, and similar taxes applicable to the transactions contemplated by this Agreement.

10.12 Disputes with Respect to Adjustments. If Seller and Purchaser, each acting reasonably and in good faith, cannot resolve any issue with respect to the adjustments described in this Article 10, they shall submit such issue for binding resolution by a nationally recognized accounting firm mutually acceptable to both parties (“Accounting Firm”). The parties shall bear equally all fees and expenses of the Accounting Firm in connection with the resolution of such issue, and each party shall bear its own legal, accounting and other fees and expenses incurred in connection with the resolution of the issue by the Accounting Firm. Such resolution shall be final and binding on the parties and judgment may be entered upon such resolution in any court having jurisdiction thereof. Seller and Purchaser agree that the proceeding described in this Section 10.12 shall be conducted in Arlington, Virginia.

10.13 Interest on Amounts Owed. Any amount that is payable by Seller or Purchaser to the other pursuant to this Article 10 and not paid when due shall bear interest from the date due until paid at the rate of ten percent (10%) per annum.

10.14 Survival. This Article 10 shall survive Closing.

ARTICLE 11. MISCELLANEOUS

11.1 Assignment. Neither Seller nor Purchaser shall assign this Agreement without the consent of the other. Notwithstanding the foregoing, without Seller’s consent, Purchaser shall have the right to assign the right to receive the Property at Closing to another Person (“Purchaser’s Designee”), subject to the following conditions:  (i) such Purchaser’s Designee is a direct or indirect wholly-owned subsidiary of BNA; (ii) Purchaser shall give notice to Seller no later than ten (10) business days prior to the date set for Closing of the identity of Purchaser’s Designee; and (iii) such assignment shall not adversely affect any Exchange or delay or otherwise adversely affect Closing. Upon any such assignment, Purchaser’s Designee shall be deemed to have assumed for the benefit of Seller all obligations of Purchaser under this Agreement, the Work Agreement, the Access Agreement and the Confidentiality Agreement, but such assignment shall not relieve Purchaser of its obligations under this Agreement, the Work Agreement, the Access Agreement and the Confidentiality Agreement.

11.2 Notices. Notices and other communications required or permitted under this Agreement shall be in writing and delivered by hand against receipt or sent by recognized overnight delivery service, by certified or registered mail, postage prepaid, with return receipt requested or by facsimile. All notices shall be addressed as follows:

If to Seller:

Vornado Realty L.P.
888 Seventh Avenue
New York, New York 10019
Attn: Joseph Macnow
Phone: (212) 894-7066
Fax: (212) 843-2198

with a copy to:

Gregory R. Redding, Esquire
Vice President and Division Counsel
Charles E. Smith Real Estate Services L.P.
2345 Crystal Drive, Suite 1000
Arlington, Virginia 22202
Phone: (703) 769-1840
Fax: (703) 769-1301

and with a copy to:

Michael D. Goodwin, Esq.
Arnold & Porter LLP
555 12th Street, N.W.
Washington, D.C. 20004
Phone: (202) 942-5558
Fax: (202) 942-5999

If to Purchaser:

BNA Washington, Inc.

1231 25th Street, NW

Washington, DC 20037
Attention: Eunice Bumgardner
Phone: (202) 736-3916
Fax: (202) 973-3707

with a copy to:

Robb Johnson
Senior Vice President
Staubach
8484 Westpark Drive, Suite 150
McLean, Virginia 22102
Phone: (703) 448-3555
Fax: (703) 448-6685

and

Jay Epstien, Esquire
DLA Piper Rudnick Gray Cary US LLP
1200 19th Street, N.W.
Washington, D.C. 20036
Phone: (202) 861-3850
Fax: (202) 689-7450

If to Escrow Agent:

Commercial Settlements, Inc.
1015 15th Street, N.W., Suite 300
Washington, D.C. 20005
Attn: David P. Nelson
Phone: (202) 737-4747
Fax: (202) 737-4108

or to such other addresses as may be designated by a proper notice. Notices shall be deemed to be effective upon receipt (or refusal thereof) if personally delivered, sent by recognized overnight delivery service, or sent by certified or registered mail, postage prepaid, with return receipt requested, or upon electronically verified transmission, if such delivery is by facsimile.

11.3 Waiver of Jury Trial; Jurisdiction. Seller and Purchaser each hereby waives any right to jury trial in the event any party files an action relating to this Agreement or to the transactions or obligations contemplated by this Agreement. Any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement shall be brought exclusively in the United States District Court for the Eastern District of Virginia or the Circuit Court for Arlington County, Virginia, and Seller and Purchaser agree that such courts are the most convenient forum for resolution of any such action and further agree to submit to the jurisdiction of such courts and waive any right to object to venue in such courts.

11.4 Counterparts and Effectiveness. This Agreement may be executed in any number of counterparts which, when taken together, shall constitute a single binding instrument. Execution and delivery of this Agreement by facsimile shall be sufficient for all purposes and shall be binding on any Person who so executes.

11.5 Brokerage. Purchaser represents to Seller that other than The Staubach Company - Northeast, Inc. (“Purchaser’s Broker”), no broker, finder or similar consultant has acted on its behalf in connection with this Agreement or the transaction contemplated by this Agreement. Seller represents to Purchaser that no broker, finder or similar consultant has acted on its behalf in connection with this Agreement or the transaction contemplated by this Agreement. At Closing, Seller shall pay to Purchaser’s Broker a commission pursuant to a separate agreement. Purchaser and Seller each shall indemnify and hold the other harmless from claims made by any broker, finder or similar consultant claiming through it for a commission, fee or compensation in connection with this Agreement or the transaction contemplated by this Agreement, and such indemnity shall survive Closing without limitation as to time. The indemnification obligations set forth in this Section 11.5 shall survive Closing or any termination of this Agreement.

11.6 Confidentiality. Purchaser and Seller shall each maintain as confidential any and all information and material obtained about the other which is furnished to it by the other in connection with this Agreement, and such obligation shall survive any termination of this Agreement and shall survive Closing for a period of one (1) year. Purchaser and Seller shall each maintain as confidential the terms of this Agreement and such obligation shall survive any termination of this Agreement, but shall terminate at Closing. Purchaser shall maintain as confidential any and all information and material about the Property which is furnished to it by or on behalf of Seller, and such obligation shall survive any termination of this Agreement but shall terminate at Closing. Confidential information shall not include information and material which (i) becomes generally available to the public other than as a result of a disclosure prohibited by this Section 11.6, (ii) is known to Purchaser or Seller, as the case may be, on a non-confidential basis, prior to its receipt of such information and material from the other party, or (iii) becomes available to Purchaser or Seller, as the case may be, on a non-confidential basis from a source other than the other party which is not prohibited from disclosing the same. Notwithstanding the foregoing, (i) each of Purchaser and Seller may disclose confidential information to its employees, agents or advisors, and to potential investors or lenders, in each case on a need-to-know basis after the recipients of the information have been informed of the confidential nature of such information and directed not to disclose such information except in accordance with this Section 11.6, (ii) each of Purchaser and Seller may disclose confidential information to the extent required by applicable law or the rules of any applicable securities exchange, and (iii) Purchaser and Seller, following prior notice to and consultation with the other, may disclose the transaction contemplated by this Agreement to the extent necessary to obtain consents or approvals contemplated by this Agreement.

11.7 Bulk Sales Compliance. Seller and Purchaser acknowledge that they do not intend to comply with and have agreed to waive the provisions of any statutory bulk sale or similar requirements applicable to the transactions contemplated by this Agreement, and Seller and Purchaser agree to rely upon the adjustment provisions of this Agreement to address any matters that would otherwise be subject to such bulk sale requirements.

11.8 Public Announcements. Prior to Closing, each party shall notify the other and provide the other with an opportunity to comment on any proposed form of press release or other written disclosure with respect to this Agreement or the transactions contemplated by this Agreement not less than twenty-four (24) hours prior to such proposed disclosure.

11.9 Recordation. Neither Seller nor Purchaser shall record this Agreement or any notice of this Agreement in the land records of any jurisdiction.

11.10 Time of Essence. Time is of the essence with respect to the performance of all obligations, and the exercise of all rights, of Seller and Purchaser under this Agreement.

11.11 Rule Against Perpetuities. Notwithstanding any other provision in this Agreement, Closing shall occur, if at all, prior to the date that is twenty-one (21) years following the death of the survivor of George W. Bush and Laura Bush and the now living children of said persons.

11.12 Like-Kind Exchanges.

11.12.1 Notwithstanding anything contained herein to the contrary, Purchaser acknowledges that Seller may designate the Property as relinquished property to consummate a like-kind exchange or reverse like-kind exchange under Section 1031 of the Code (an “Exchange”) with respect to property that Seller will acquire either prior to or within one hundred eighty (180) days after Closing (the “Replacement Property”). In the event that Seller designates the Property as relinquished property to consummate an Exchange with respect to the Replacement Property through the use of a qualified intermediary (“Intermediary”) and/or an Exchange Accommodation Titleholder (“EAT”), Purchaser shall cooperate in structuring the transaction as an Exchange for the benefit of Seller and Purchaser agrees to render all required performance under this Agreement to either the Intermediary or the EAT (either the Intermediary or the EAT referred to herein as the “1031 Assignee”) to the extent reasonably directed by Seller and to accept performance of all of Seller’s obligations by the 1031 Assignee. Purchaser agrees that performance by the 1031 Assignee will be treated as performance by Seller, and Seller agrees that Purchaser’s performance to the 1031 Assignee will be treated as performance to Seller. No assignment of rights under this Agreement to a 1031 Assignee shall effect a release of Seller from obligations under this Agreement.

11.12.2 Notwithstanding anything contained herein to the contrary, Seller acknowledges that Purchaser may designate the Property as replacement property to consummate an Exchange with respect to property that Seller will relinquish either prior to or within one hundred eighty (180) days after Closing (the “Relinquished Property”). In the event that Purchaser designates the Property as replacement property to consummate an Exchange with respect to the Relinquished Property through the use of a 1031 Assignee, Seller shall cooperate in structuring the transaction as an Exchange for the benefit of Purchaser and Seller agrees to render all required performance under this Agreement to such 1031 Assignee to the extent reasonably directed by Purchaser and to accept performance of all of Purchaser’s obligations by the 1031 Assignee. Seller agrees that performance by the 1031 Assignee will be treated as performance by Purchaser, and Purchaser agrees that Seller’s performance to the 1031 Assignee will be treated as performance to Purchaser. No assignment of rights under this Agreement to a 1031 Assignee shall effect a release of Purchaser from obligations under this Agreement.

11.13 Liability of Parties.

11.13.1 Fee Owner and Leasehold Owner shall be jointly and severally liable for all obligations of Seller under this Agreement.

11.13.2 BNA is guarantying certain obligations of Purchaser under this Agreement, as and to the extent set forth in the Joinder of BNA attached to this Agreement.

[Signatures on following page]

- -

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the Contract Date.

SELLER:

CESC Mall Land L.L.C., a Delaware limited liability company

By: /s/Mitchell N. Schear
Name: Mithchell N. Schear
Its: President, CSCR

CESC Mall L.L.C., a Virginia limited liability company

By:
Name:
Its:

PURCHASER:

BNA Washington Inc., a Delaware corporation

By: /s/ Elizabeth Brown
Name: Elizabeth Brown
Its: President,  BNA Washington Inc.

By: /s/George J. Korphage
Name: George J. Korphage
Its: Chairman of the Board, BNA Washington Inc.

- -

JOINDER OF ESCROW AGENT

The undersigned is joining this Agreement to evidence its agreement to receive, hold and disburse the Deposit in accordance with the terms of the Agreement.

Commonwealth Land Title Insurance Company

By:
Name:
Its:

- -

JOINDER OF BNA

The undersigned hereby guaranties the prompt and full payment to Seller of all amounts due and payable by Purchaser pursuant to Section 8.2 of the foregoing Agreement of Purchase and Sale. Such guaranty is absolute and unconditional, is a guaranty of payment and performance and not of collection, and shall survive any termination of this Agreement.

The Bureau of National Affairs, Inc., a Delaware corporation

By:
Name:
Its:

By:
Name:
Its:

1395009_22.DOC

Schedules and Exhibits

Schedules
1.1.6	Description of BNA Lot
1.1.43	Description of Hotel Parcel
1.1.55	Description of Office Parcel
3.5	Pending Actions
3.8	Environmental Reports
3.10	Leases
5.2.1	Title Commitment
5.7.4	Depiction of G-1 Premises
7.1.2.1	Accelerated Closing - Additional Terms
7.1.2.2	Extended Closing - Additional Terms
8.2.2	Base Building Renovations

Exhibits
A	Work Agreement
B	Form of Deed
C	Form of Bill of Sale
D	Form of Assignment
E	Form of Management Agreement
F	Form of Reserved Rights Agreement
G	Terms of Supplemental REA
H	Form of Letter of Credit